Exhibit 99.1

Prospect Capital Earns $0.44 of Taxable Income per Share for September Quarter and Announces Intention to Unlock Value by Spinning off “Pure Play” Business Strategies to Shareholders

NEW YORK - (Marketwired) - November 6, 2014 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our first fiscal quarter ended September 30, 2014.

We also announced that we intend to unlock value by spinning off certain “pure play” business strategies to our shareholders. We desire through these spinoffs to (i) expand business strategies we have successfully grown and developed inside Prospect into pure play public companies with the potential for increased earnings multiples, (ii) allow for continued revenue and earnings growth through more flexible non-business development company (“BDC”) formats (given such non-BDC formats are expected to benefit from not having one or more of the (a) 30% basket, (b) leverage, and (c) control basket constraints with which BDCs must comply), and (iii) free up our 30% basket and leverage capacity for new originations at Prospect.

The business strategies we intend to spin off to our shareholders have grown faster than our overall growth rate in the past few years, with outlets in less constraining structures required to continue this strong growth. We anticipate these non-BDC spinoffs will have tax efficient structures.

We initially intend on focusing our spinoff efforts on three separate companies consisting of portions of our (i) collateralized loan obligation (“CLO”) structured credit business, (ii) online lending business, and (iii) real estate business.

We would likely seek to spin off these businesses in conjunction with capital raises for each such business, with the goal of leverage and earnings neutrality for Prospect. The size and likelihood of such spinoffs, which may be partial rather than complete spinoffs, remain to be determined. We may seek to file non-registered investment company spinoffs with confidential treatment with parallel registration progress to be made in the coming weeks toward the goal of consummating these initial spinoffs in early 2015.

We expect Prospect as a BDC to continue in the future to pursue our multi-line origination strategy (including continuing to invest in the strategies also being spun off to our shareholders) as a value-added differentiating factor compared with other BDCs.

For the September 2014 quarter, our net investment income (“NII”) was $94.5 million or $0.28 per weighted average share for the quarter. For the September 2013 quarter, our NII was $82.3 million or $0.32 per weighted average share for the quarter. NII increased year-over-year by 14.8% on a dollars basis and decreased by 12.5% on a per share basis due to non-recurring dividend and prepayment income in the September 2013 period.

For the September 2014 quarter, our net increase in net assets resulting from operations (“NI”) was $84.1 million or $0.24 per weighted average share for the quarter. For the September 2013 quarter, our NI was $79.9 million or $0.31 per weighted average share for the quarter. NI increased year-over-year by 5.3% on a dollar basis due to a larger asset base and decreased 22.6% on a per share basis due to non-recurring dividend and prepayment income in the September 2013 period.

As a tax-efficient regulated investment company, our shareholder dividend payout requirement is based on taxable income rather than GAAP net investment income. Taxable income can decouple meaningfully from such NII. In the September 2014 quarter we generated taxable income of $151.3 million or $0.44 per weighted average share (approximately $0.11 per share more than aggregate dividends paid out during that quarter).

Below is a reconciliation of our NII to taxable income for the September 2014 quarter (in thousands of dollars, except share and per share data, with all taxable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2014 and August 31, 2015 tax years):

GAAP Net Investment Income to Taxable Income
GAAP Net Investment Income	$94,463
Dividend received by Echelon Aviation LLC and utilized to repay debt to Prospect	38,514
Taxable income in excess of book income from CLO investments	17,542
Other net additions to taxable income	742
Taxable Income	$151,261
Weighted average shares of Common Stock Outstanding	343,359,061
Taxable Income per Share	$0.44

In the September 2014 quarter, our operating company Echelon Aviation LLC (“Echelon”) received a significant dividend from a subsidiary and used such proceeds to repay a portion of our loan to Echelon. For tax purposes, Echelon is treated as a partnership whose earnings must be included in our tax return in the character received. For purposes of taxable income, the cash received is considered dividend income, thereby increasing Prospect’s taxable income. This dividend increased our taxable income for this quarter by $38.5 million or $0.11 per share. Excluding this Echelon impact, our taxable income in the September quarter was $0.33 per share, approximately the same as the dividends per share Prospect paid to its shareholders during that period.

The next largest addition to NII to arrive at taxable income is the taxable income in excess of book income generated by our CLO investments. Our CLO investments produce taxable income largely tracking the cash income they generate on a monthly basis. The cash income generated in the early period of a CLO’s life tends to be higher than the cash income generated towards the latter period of such CLO’s life. GAAP income for CLOs, by comparison, must be recorded using the interest method so that the yield on the investment is relatively stable over the life of the investment. The interest method calculation takes into account multiple assumptions about events in the future, including expected loan default rates. Our experience to date in the Prospect CLO portfolio has been actual loan default rates significantly below the assumptions utilized for the interest method calculation, contributing to the outperformance of our CLO portfolio. The interest method accounting results in less GAAP income than taxable income being recognized, and this trend continues throughout the reinvestment period for each CLO. When we redeem or sell a CLO prior to its maturity, these accumulated differences are accounted for tax purposes as capital transactions, so they do not reverse any previous dividend distribution requirements created by taxable income. These differences of taxable income exceeding GAAP income for CLOs are recurring in nature. In the September 2014 quarter, this difference increased our taxable income by $17.5 million or $0.05 per share.

The investment performance of our CLO business has significantly exceeded our expectations, demonstrating just one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. As of September 30, 2014, we were invested in $1.16 billion across our fleet of 36 non-recourse CLO investments. Our underlying CLO portfolio consisted of over 3,100 loans and a total asset base of over $16.2 billion. As of September 30, 2014, our CLO portfolio experienced a trailing twelve month default rate of 0.16%, significantly less than the broadly syndicated market default rate of 3.34%. In the same quarter, this portfolio generated an annualized cash yield of 20.7% and a GAAP yield of 14.9%.

We have previously announced our upcoming monthly cash distributions to shareholders, increasing from $0.110550 per share for October 2014 to $0.110625 per share for January 2015. Because we have already announced several upcoming months of shareholder distributions, we plan on announcing our next series of shareholder distributions in February.

We have generated cumulative taxable income in excess of cumulative dividends to shareholders since Prospect’s initial public offering ten years ago. From the initial public offering through September 30, 2014, our taxable income is $70.5 million in excess of dividends to shareholders, which represents $0.20 per share.

Since our IPO ten years ago through our January 2015 distribution, assuming our current share count for upcoming distributions, we will have distributed $13.37 per share to initial shareholders and approximately $1.4 billion in cumulative distributions to all shareholders.

Our debt to equity ratio stood at 71.3% after subtraction of cash and equivalents at September 30, 2014, down from 72.9% at June 30, 2014. Our objective is to grow net investment income per share in the coming years by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments, optimize our origination strategy mix, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.

Our net asset value per share on September 30, 2014 stood at $10.47 per share, a decrease of $0.09 in comparison to the value at June 30, 2014.

HIGHLIGHTS

Equity Values:
Net assets as of September 30, 2014: $3.648 billion
Net asset value per share as of September 30, 2014: $10.47

First Fiscal Quarter Operating Results:
Net investment income: $94.46 million
Net investment income per share: $0.28
Taxable income: $151.26 million
Taxable income per share: $0.44
Dividends to shareholders per share: $0.3314775

First Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments in quarter: $887.205 million
Total portfolio investments at cost at September 30, 2014: $6.359 billion
Number of portfolio companies at September 30, 2014: 140

PORTFOLIO AND INVESTMENT ACTIVITY

Our origination efforts during the September 2014 quarter prioritized first lien senior secured lending, although we also seek to close selected subordinated debt and income-producing equity investments. As of September 30, 2014, our portfolio at fair value consisted of 54.7% first lien, 20.1% second lien, 18.5% CLO structured credit (with underlying first lien), 0.2% small business whole loan, 1.5% unsecured debt, and 5.0% equity investments, resulting in 93.3% of our investments being assets with underlying secured debt benefiting from borrower pledged collateral.

We currently have nine investment origination strategies: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in operating companies, (4) control investments in financial companies, (5) investments in CLO structured credit, (6) real estate investments, (7) investments in syndicated debt, (8) aircraft leasing, and (9) online lending. As of September 30, 2014, our control investments at fair value stood at 26.6% of our portfolio, consistent with levels at June 30, 2014.

With our scale team of approximately 100 professionals, one of the largest dedicated middle-market credit groups in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect has originated nearly $3 billion of closed investments during the 2014 calendar year to date.

Our portfolio’s annualized current yield stood at 11.9% across all performing interest bearing investments as of September 30, 2014. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. With the market experiencing some yield compression over the past year, we have elected to accept some yield compression instead of chasing yield by accepting riskier credits.

At September 30, 2014, our portfolio consisted of 140 long-term investments with a fair value of $6.254 billion, compared to 129 long-term investments with a fair value of $4.553 billion at September 30, 2013. The number of long-term investments increased by 9%, and fair value portfolio size increased by 37%, year over year. These investments span across a diversified range of industries with no one industry more than 10.2% of the portfolio at fair value as of September 30, 2014.

During the September 2014 quarter, we completed 11 new and follow-on investments aggregating $887.2 million, sold four investments and received full repayment on eight other investments. Our sales, repayments, and scheduled amortization payments in the September 2014 quarter were $862.9 million, resulting in investments net of repayments of $24.3 million.

The majority of our portfolio consists of agented middle-market loans that we have originated, selected, negotiated, structured, and closed. We perceive the risk-adjusted reward in the current environment to be superior for agented and self-originated opportunities compared to the syndicated market, causing us to prioritize our proactive sourcing efforts. The call center initiative we launched in March 2013 has enabled us to close investment opportunities we may not have seen otherwise. We anticipate that calling effort to continue to contribute to our business in the upcoming years.

During the September 2014 quarter, our originations consisted of 76% third party sponsor deals, 7% real estate, 6% online lending, 5% structured credit, and 4% operating buyouts.

Our activity during the quarter ended September 30, 2014 included:

•	On July 22, 2014, Injured Workers Pharmacy, LLC repaid our $22.7 million loan.

•	On July 23, 2014, Correctional Healthcare Holding Company, Inc. repaid our $27.1 million loan.

•	On July 28, 2014, Tectum Holdings, Inc. repaid our $10.0 million loan.

•	On August 1, 2014, we sold our investments in Airmall Inc. for net proceeds of $51.4 million.

•	On August 5, 2014, we made an investment of $39.1 million to purchase 70.94% of the subordinated notes in CIFC Funding 2014-IV, Ltd.

•
On August 13, 2014, we provided $210.0 million of senior secured financing, of which $200.0 million was funded at closing, to support the recapitalization of Trinity Services Group, Inc., a leading food services company.

•
On August 19, 2014 and August 27, 2014, we made a combined $11.0 million debt and equity investment in United Property REIT Corp. (“UPRC”) to acquire Michigan Storage, LLC, a portfolio of seven self-storage facilities located in Michigan.

•	On August 20, 2014, we sold the assets of Borga, Inc., a wholly-owned subsidiary of STI Holding, Inc., for net proceeds of $382,000.

•	On August 22, 2014, Byrider Systems Acquisition Corp. repaid our $11.2 million loan.

•	On August 22, 2014, Capstone Logistics, LLC repaid our $189.9 million loan.

•	On August 22, 2014, TriMark USA, LLC repaid our $10.0 million loan.

•	On August 25, 2014, we sold Boxercraft, a wholly-owned subsidiary of BXC, for net proceeds of $750,000.

•
On August 29, 2014, we made a $44.0 million follow-on investment in BNN Holdings Corp. in connection with a corporate recapitalization. As part of the recapitalization, we received repayment of our prior $28.95 million loan.

•	On September 10, 2014, we made a $55.9 million follow-on investment in Onyx Payments, of which $50.9 million was funded at closing, to fund an acquisition.

•	On September 15, 2014, Echelon Aviation LLC repaid $37.3 million of our $78.1 million loan.

•
On September 26, 2014, we provided $215.0 million of senior secured financing, of which $202.5 million was funded at closing, to Pacific World Corporation, a supplier of nail and beauty care products to food, drug, mass, and value retail channels worldwide.

•
On September 29, 2014, we made a secured second lien investment of $144.0 million to support the recapitalization of Progrexion Holdings, Inc. As part of the recapitalization, we received repayment of our prior $436.6 million loan.

•
On September 29, 2014, we made a combined $22.6 million follow-on debt and equity investment in UPRC to acquire Canterbury Green Apartment Holdings, LLC, a multi-family property located in Fort Wayne, Indiana.

•	On September 30, 2014, we made a $26.4 million follow-on investment in Harbortouch Payments, LLC to support an acquisition.

•	On September 30, 2014, we made a $42.2 million follow-on investment in PrimeSport, Inc. to fund a dividend recapitalization.

•
On September 30, 2014, we made a combined $22.2 million follow-on debt and equity investment in UPRC to acquire Columbus OH Apartment Holdco, LLC, a portfolio of seven multi-family residential properties located in Ohio.

Since September 30, 2014 (in the current December 2014) quarter, we have completed new and follow-on investments of $277.4 million, received $103.7 million of repayments, and sold two investments, resulting in net originations of $173.7 million.

•	On October 3, 2014, we sold our $35.0 million investment in Babson CLO Ltd. 2011-I.

•	On October 6, 2014, we made a $35.2 million follow-on investment in Onyx Payments to fund an acquisition.

•	On October 7, 2014, Grocery Outlet, Inc. repaid our $14.5 million loan.

•	On October 8, 2014, we made a $65.0 million secured debt investment in Capstone Logistics, LLC.

•	On October 9, 2014, we made an investment of $50.7 million to purchase 83.60% of the subordinated notes in Babson CLO Ltd. 2014-III.

•	On October 10, 2014, Ajax Rolled Ring & Machine, LLC repaid our $19.3 million loan.

•	On October 17, 2014, we made an investment of $49.0 million to purchase 90.54% of the subordinated notes in Symphony CLO XV, Ltd.

•	On October 20, 2014, we sold our $22.0 million investment in Galaxy XII CLO, Ltd.

•	On October 21, 2014, we made a $22.5 million secured debt investment in Hollander Sleep Products, a manufacturer of bed pillows and mattress pads in the United States.

•
During the period from October 1, 2014 through November 6, 2014, we made seven follow-on investments in National Property REIT Corp. (“NPRC”) totaling $55.0 million to support NPRC’s online lending business. During this period, we also received a partial repayment of $11.0 million of our previous NPRC loan and $1.9 million as a return of capital on our equity investment in NPRC.

The fair market value of our loan assets on non-accrual as a percentage of total assets stood at less than 0.1% in September 2014, consistent with June 2014, down from 0.3% in June 2013, and down from 1.9% in June 2012. We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits.

Benefiting from the solid performance of several controlled positions in our portfolio, we have selectively monetized certain such companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing opportunities. We are pleased with the performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.

In the June 2014 year, we made three investments in non-controlled third-party-sponsor-backed companies that brought our total investment in each such company to more than $100 million, and in the September quarter we made another two such investments, demonstrating the competitive differentiation of our scale balance sheet to close one-stop financing opportunities. We have also made multiple control investments that each individually aggregate more than $100 million in size.

During the June 2014 fiscal year we also entered the online lending industry with a focus on prime, near-prime, and subprime consumer and small business borrowers. We intend on growing this investment strategy, which stands at approximately $95 million today, across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently generating a yield in excess of 15%.

As a yield enhancement for our business, earlier this year we launched a senior loan business development initiative in which we expect to collaborate with third-party investor capital that would acquire lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. We hope but cannot guarantee to close this initiative during the next few months.

Our advanced investment pipeline aggregates more than $200 million of potential opportunities diversified across multiple sectors. We expect to add significantly to this pipeline in the near future. These opportunities are primarily secured investments with double-digit coupons, sometimes coupled with equity upside through additional investments.

LIQUIDITY AND FINANCIAL RESULTS

During the June 2014 year we made significant progress in our efforts to utilize prudent leverage to enhance our returns, increasing our debt to equity ratio (after subtraction of cash and equivalents) from 55.7% at June 30, 2013 to 72.9% at June 30, 2014. We have maintained our leverage close to this level with our debt to equity ratio at 71.3% at September 30, 2014. We continue to retain significant balance sheet strengths, including a significant majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.

On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $810 million under the Facility as of September 30, 2014. The Facility includes an accordion feature which allows commitments to be increased up to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month Libor plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum Libor floor. The Facility continues to carry an investment-grade Moody's rating of Aa3.

We also have significantly diversified our counterparty risk. The current count of 21 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.

As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period, with distributions allowed after the completion of the revolving period.

Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.

During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). In the March 2012 year, we repurchased $5.0 million of such notes. These notes bear interest at rates ranging from 4.75% to 6.25% and become due at various dates between December 15, 2015 and April 15, 2020.

On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). The 2022 Baby Bond Notes trade on the New York Stock Exchange under the ticker PRY and further demonstrate our diversified access to longer-dated funding.

On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).

On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.

On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes”, and together with the Convertible Notes, 2022 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued $837.5 million of Program Notes ($784.3 million outstanding after redemptions and exchanges, including settlements as of September 30, 2014). These notes were issued with interest rates ranging from 3.23% to 7.00% with a weighted average rate of 5.38%. These notes mature between October 15, 2016 and October 15, 2043.

The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade S&P rating of BBB and Kroll rating of BBB+. As of September 30, 2014, Prospect held more than $4.9 billion of unencumbered investments on its balance sheet, representing approximately 78% of Prospect’s portfolio, in a manner we believe is highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.

With the closing of the Facility, one condition precedent to borrowing required an increased level of equity for us to fully utilize the $810 million of commitments available under the Facility. Our Board of Directors believed it was in the best interests of the shareholders to raise a modest amount of additional equity at a discount to net asset value to enhance liquidity and maximize access to low-cost Facility financing. On August 29, 2014, we entered into an equity distribution agreement relating to an at-the-

market offering from time to time of our common stock. During the period from September 11, 2014 to September 30, 2014, we issued approximately 5.5 million shares of our common stock in at-the-market offerings at an average price of $10.22 per share, and raised $56.6 million of gross proceeds. During the period from October 1, 2014 to November 3, 2014, we issued approximately 4.0 million shares of our common stock at an average price of $9.76 per share, and raised $38.5 million of gross proceeds. No issuance has occurred below a price of $9.70 per share.

We currently have drawn $20.2 million under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $660 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size would further increase our investment capacity.

EARNINGS CONFERENCE CALL

Prospect will host an earnings conference call on Friday, November 7, 2014, at 11:00 a.m. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10055128. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	September 30, 2014	June 30, 2014
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $1,721,493 and $1,719,242, respectively)	$1,659,997	$1,640,454
Affiliate investments (amortized cost of $46,659 and $31,829, respectively)	46,456	32,121
Non-control/non-affiliate investments (amortized cost of $4,590,568 and $4,620,451, respectively)	4,547,040	4,581,164
Total investments at fair value (amortized cost of $6,358,720 and $6,371,522, respectively)	6,253,493	6,253,739
Cash and cash equivalents	488,106	134,225
Receivables for:
Interest, net	20,523	21,997
Other	2,765	2,587
Prepaid expenses	2,805	2,828
Deferred financing costs	65,373	61,893
Total Assets	6,833,065	6,477,269

Liabilities
Revolving Credit Facility	411,000	92,000
Convertible Notes	1,247,500	1,247,500
Public Notes	647,950	647,881
Prospect Capital InterNotes®	784,305	785,670
Due to broker	1,787	—
Dividends payable	38,518	37,843
Due to Prospect Administration	2,272	2,208
Due to Prospect Capital Management	3,915	3
Accrued expenses	5,877	4,790
Interest payable	35,950	37,459
Other liabilities	6,232	3,733
Total Liabilities	3,185,306	2,859,087
Net Assets	$3,647,759	$3,618,182

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 348,504,375 and 342,626,637 issued and outstanding, respectively)	$349	$343
Paid-in capital in excess of par	3,883,527	3,814,634
Undistributed net investment income	17,966	42,086
Accumulated realized losses on investments	(148,856)	(121,098)
Unrealized depreciation on investments	(105,227)	(117,783)
Net Assets	$3,647,759	$3,618,182

Net Asset Value Per Share	$10.47	$10.56

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Investment Income
Interest income:
Control investments	$45,128	$32,633
Affiliate investments	837	1,496
Non-control/non-affiliate investments	98,778	78,112
CLO fund securities	39,397	26,180
Total interest income	184,140	138,421
Dividend income:
Control investments	759	7,075
Affiliate investments	1,429	—
Non-control/non-affiliate investments	22	3
Money market funds	15	11
Total dividend income	2,225	7,089
Other income:
Control investments	5,663	9,221
Affiliate investments	226	2
Non-control/non-affiliate investments	9,767	6,301
Total other income	15,656	15,524
Total Investment Income	202,021	161,034

Operating Expenses
Investment advisory fees:
Base management fee	33,165	23,045
Income incentive fee	23,616	20,584
Total investment advisory fees	56,781	43,629
Interest and credit facility expenses	42,914	27,407
Legal fees	1,163	219
Valuation services	450	439
Audit, compliance and tax related fees	667	623
Allocation of overhead from Prospect Administration	2,416	3,986
Insurance expense	131	93
Directors’ fees	94	75
Excise tax	—	1,000
Other general and administrative expenses	2,942	1,226
Total Operating Expenses	107,558	78,697
Net Investment Income	94,463	82,337

Net realized (loss) gain on investments	(22,911)	3,789
Net change in unrealized appreciation (depreciation) on investments	12,556	(6,226)
Net Increase in Net Assets Resulting from Operations	$84,108	$79,900

Net increase in net assets resulting from operations per share	$0.24	$0.31
Dividends declared per share	$(0.33)	$(0.33)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended September 30,
	2014	2013
Per Share Data
Net asset value at beginning of period	$10.56	$10.72
Net investment income	0.28	0.32
Net realized (loss) gain on investments	(0.07)	0.01
Net change in unrealized appreciation (depreciation) on investments	0.03	(0.02)
Dividends to shareholders	(0.33)	(0.33)
Common stock transactions	—	0.02
Net asset value at end of period	$10.47	$10.72

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:

Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702